Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 9, 2010, relating to the financial statements of Eagle Rock Energy Partners, L.P. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Partnership’s change in its method of accounting for oil and gas reserves) and the effectiveness of Eagle Rock Energy Partners, L.P.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Eagle Rock Energy Partners, L.P. for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

September 17, 2010